INDEPENDENT CONTRACTOR AGREEMENT

(Simon G. Arnison)

THIS INDEPENDENT CONTRACTOR AGREEMENT is entered into as of the 29th day of July 2011, between MOUNT KNOWLEDGE HOLDINGS, INC. (the “Company”) and SIMON G. ARNISON (the “Contractor”).

1.

Engagement. Subject to the terms and conditions of this Agreement, the Company hereby engages the Contractor to perform the services set forth herein, and Contractor hereby accepts such engagement.

2.

Duties, Term, and Compensation. Contractor’s duties, term of engagement, compensation and provisions for payment thereof shall be as set forth in Schedule I, which may be amended in writing from time to time in accordance with Section 22 hereof, or supplemented with subsequent payments for services to be rendered by Contractor and agreed to by the Company, and which collectively are hereby incorporated by reference.  During the term of this Agreement, Contractor shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Contractor is expressly free to perform services for other parties while performing services for the Company.

3.

Expenses. During the term of this Agreement, Contractor shall bill and the Company shall reimburse Contractor for all reasonable and out-of-pocket expenses incurred in connection with the performance of the duties hereunder, such expenditures shall be approved by the Company in writing prior to being incurred by the Contractor.

4.

Written Reports. The Company may periodically request that project plans and progress reports be provided by Contractor. The Company may request that quarterly and/or annual results reports be provided by Contractor. The result reports shall be written and in such form as is reasonably requested by the Company.

5.

Independent Contractor. This Agreement shall not render the Contractor or any of his affiliates, an officer, director, employee, partner, agent of, or partner in a joint venture with the Company for any purpose, unless otherwise agreed to in writing by Company. The Contractor is and will remain an independent contractor, as defined in Internal Revenue Service Publication 15-A, in his relationship to the Company. The Company shall not be responsible for any withholding taxes with respect to the Contractor’s compensation hereunder. The Contractor shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

6.

Inventions. Except as otherwise agreed to by the Company in writing, any and all writings, inventions, discoveries, improvements, processes, procedures, techniques, developments and innovations which Contractor makes, conceives, discovers or develops, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether or not during working hours and whether or not at the request or upon the suggestion of the Company or any of his affiliates, which relate to or are useful in connection with the business of the Company shall be the sole and exclusive property of the Company.  Contractor shall make full disclosure to the Company of all such writings, inventions, discoveries, improvements, processes, procedures, techniques, developments and innovations and shall, at the Company’s request, do everything necessary or desirable to vest the absolute title thereto in the Company.  Any and all writings, inventions, discoveries, improvements, processes, procedures, techniques, developments and innovations which Contractor has made, conceived, discovered or developed, either solely or jointly with any other person or persons, prior to the commencement of this Agreement and utilized by Contractor in rendering his duties to the Company are hereby licensed to the Company for use in his operations and for an infinite duration. This license is non-exclusive, and may be assigned without the Contractor’s prior written approval by the Company to an affiliate of the Company.

7.

Confidentiality. Contractor acknowledges that during the performance of his duties and obligations pursuant to this Agreement, Contractor may receive, learn or otherwise become aware of information regarding the Company including without limitation his business methods, strategies, policies, procedures, techniques, research, historical or projected financial information, budgets, trade secrets, or any other confidential information of or relating to or dealing with the business operations, activities or strategies of the Company (“Confidential Information”). Contractor shall not use, disclose or communicate any of Confidential Information other than for the purpose of fulfilling Contractor’s duties and obligations under this Agreement.  Contractor shall not disclose or communicate Confidential Information, except to those individuals or entities who are directly involved in Contractor’s performance under this Agreement, each of such individuals or entities having first agreed, in writing, to be bound by the provisions of this paragraph. All memoranda, notes, lists, records, files documents and other papers and like items (and all copies, extracts and summaries thereof) made or compiled by Contractor or made available to Contractor containing Confidential Information or concerning the business of the Company shall be the Company’s property and shall be returned to the Company promptly upon termination of this Agreement or at any other time upon request by the Company.  Confidential Information shall not include information (i) known to or owned by Contractor prior to the date of this Agreement, (ii) developed by Contractor independent of the Company, (iii) that was at the time of disclosure to Contractor or thereafter became public acknowledge through no fault or omission of Contractor; or, (iv) was lawfully obtained by Contractor from a third party under no obligation of confidentiality to the Company. For purposes of this paragraph, the term “Contractor” includes without limitation the Contractor and his subsidiaries and their respective officers, directors, employees, consultants, advisors, agents, contractors and subcontractors.

8.

Non-Solicitation. For a period of twelve (12) months following the termination of this Agreement, the Contractor shall not, for his own benefit or the benefit of any third party, directly or indirectly, induce or attempt to influence any current, former or prospective employee, consultant, contractor, customer, independent contractor, vendor or supplier of the Company or any of his affiliates to terminate, diminish, or not establish an employment or other relationship with the Company or any of his affiliates.

9.

Right to Injunction. The parties hereto acknowledge that the services to be rendered by the Contractor under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Contractor of any of the provisions of this Agreement will cause the Company irreparable injury and damage. The Contractor expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

10.

Termination. The Company may terminate this Agreement at any time by thirty (30) days’ written notice to the Contractor; provided, however, that this Agreement shall terminate immediately upon written notification to the Contractor in the event of Contractor’s termination for “Cause.” In the event that the Company terminates this Agreement without Cause and following a Change of Control or the final closing of a Qualified Offering, Contractor shall continue to receive the Monthly Payment Amount (as defined in Schedule A hereto), as such payment would have been paid had this Agreement not been terminated, during the Applicable Period. For purposes of this Agreement, “Change in Control” means For purposes of this Agreement, “Applicable Period” means (A) if such termination occurs on or before December 31, 2011, the period of time between the date on which this Agreement was terminated and December 31, 2011 plus ninety (90) days following December 31, 2011; or (B) if such termination occurs after December 31, 2011, the period of time that is the lesser of (i) ninety (90) days after the date this Agreement was terminated, or (ii) the period of time between the date on which this Agreement was terminated and the end of the Term (as defined in Schedule A hereto). Notwithstanding Company’s termination rights herein, Contractor may terminate this Agreement at any time by sixty (60) days’ written notice to the Company, however, Contractor shall not be entitled to receive the Monthly Payment as set forth in the Applicable Period hereinabove, except for a one extra Monthly Payment after the termination date if a sixty (60) day notice was provided to the Company as required, if less then sixty (60) days notice, then no extra Monthly Payment shall be due or payable to Contractor.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following: (i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Contractor, the Company, any entity or person controlling, controlled by or under common control with the Contractor, any Family Member of any person controlling, controlled by or under common control with the Contractor, any employee benefit plan of the Company or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding common stock of the Company; provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the common stock under the Securities Act of 1933, as amended (for purposes hereof, “Family Member” means (I) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (II) any family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (III) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted)); (ii) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of his ultimate parent entity, if any); or (iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company, as applicable, immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, as applicable; or (iv) the members of the Board of Directors of the Company (the “Board”) at the beginning of any consecutive [24-calendar-month] period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

For purposes of this Agreement, “Qualified Offering” shall mean a private [or public] offering of the Company’s equity [or debt] securities in which the Company receives net proceeds equal to or greater than $1,500,000, calculated after deducting offering commissions, fees and expenses incurred or payable by the Company.

11.

Termination by Company for Cause.  Termination for any of these events shall constitute termination for “Cause”:

11.1

if the Contractor or any of his affiliates is convicted of, or enters a plea of nolo contendere (or similar plea) with respect to, any crime or offense, fails or refuses to comply with the rules, policies, procedures or plan or express direction of the Company’s Board of Directors, commits any act of fraud, personal dishonesty or misappropriation relating to or involving the Company, materially breaches or neglects the any provision of this Agreement, including if Contractor or any of his affiliates performs his duties in an incompetent manner as determined by the Board of Directors in his sole discretion.

11.2

if a majority of the unaffiliated directors, if any, determines that the Contractor has violated this Agreement in any respect and, after notice of such violation, the Contractor has failed to cure such violation within 30 days; or

11.3

there is entered an order for relief or similar decree or order with respect to the Contractor by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or provincial bankruptcy, insolvency or other similar laws; or the Contractor:

11.3.1

ceases, or admits in writing his inability, to pay his debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors;

11.3.2

applies for, or consents, by admission of material allegations of a petition or otherwise, to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator, or other similar official, of the Contractor or of any substantial part of his properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Contractor and continue undismissed for 60 days;

11.3.3

authorizes or files a voluntary petition in bankruptcy, or applies for or consents, by admission of material allegations of a petition or otherwise, to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Contractor without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or

11.3.4

permits or suffers all or any substantial part of his assets to be sequestered or attached by court order and the order remains undismissed for 60 days. If any of the events specified above shall occur, the Contractor shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

11.4

Contractor or any of his affiliates engages in the unauthorized disclosure of Confidential Information and/or provides services for any other client, company or organization other than Company.

12.

Action Upon Termination.  From and after the effective date of termination of this Agreement, except as otherwise specified herein, the Contractor shall not be entitled to compensation for further services, other than reimbursement of appropriately documented and approved expenses incurred by Contractor before the termination of this Agreement, to the extent that Contractor would have been entitled to such reimbursement but for the termination of this Agreement.

13.

Representations and Warranties.

13.1

The Company represents and warrants to the Contractor as follows:

13.1.1

The Company is duly organized, validly existing and in good standing under the laws of Nevada, has the power to transact the business in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

13.1.2

The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required and have taken all necessary actions to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required. This Agreement has been, and each instrument or document required will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

13.1.3

The execution, delivery and performance of this Agreement and the documents or instruments required will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other Agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertakings.

13.2

The Contractor represents and warrants to the Company that:

13.2.1

The Contractor is an individual domiciled in the country of Turkey, is in good standing under such jurisdiction, and has the legal power to transact the business in which he is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the conduct of his business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Contractor, taken as a whole. The Contractor does not do business under any fictitious business name.

13.2.2

The Contractor has the legal power and authority to execute, deliver and perform this Agreement and all obligations required and has taken all necessary corporate action to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required. Except as shall have been obtained, no consent of any other person including, without limitation, creditors of the Contractor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Contractor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required. This Agreement has been and each instrument or document required will be executed and delivered by a duly authorized officer of the Contractor, and this Agreement constitutes, and each instrument or document required when executed and delivered will constitute, the legally valid and binding obligation of the Contractor enforceable against the Contractor in accordance with his terms.

13.2.3

The execution, delivery and performance of this Agreement and the documents or instruments required, will not violate any provision of any existing law or regulation binding on the Contractor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Contractor, or the governing instruments of, or any securities issued by, the Contractor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Contractor is a party or by which the Contractor or any of his assets may be bound, the violation of which would have a material adverse effect on the business operations, assets, or financial condition of the Contractor and his subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of his property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

13.2.4

In rendering his duties under this Agreement, the Contractor shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not, or the Company does not, have a proprietary interest.

14.

Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

15.

Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.

16.

Choice of Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

17.

Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Clarke County, Nevada in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

18.

Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

19.

Assignment. Neither the Company nor the Contractor shall assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of both parties.

20.

Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States or Canadian mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States or Canadian mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Company:

If to the Contractor:

Mount Knowledge Holdings, Inc.

Simon G. Arnison

39555 Orchard Hill Place

Sokak 1728

Suite 600 PMB 6096

Hocalar Caddesi

Novi, Michigan 48374  No 25/1

Anamur

PK: 33650

Mersin

Turkey

Attn: Board of Directors

Email: sgarnison@gmail.com

Facsimile: (248) 671-5080

Facsimile: _________________

Any party hereto may change its/his address for purposes of this paragraph by written notice given in the manner provided above.

21.

Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

22.

Entire Understanding. This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.

23.

Unenforceability of Provisions. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

24.

Counterparts. This Agreement may be executed via facsimile in one or more counterparts and transmitted via facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  When counterparts of copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

COMPANY

MOUNT KNOWLEDGE HOLDINGS, INC.

A Nevada corporation

/s/ Daniel A. Carr

_______________________________

By: Daniel A. Carr

Its: Managing Director / Member

CONTRACTOR

/s/ Simon G. Arnison

_______________________________

By: Simon G. Arnison

Its: Individually

SCHEDULE I

DUTIES, TERM, AND COMPENSATION

1.

DUTIES. The Contractor will provide technology services to the Company directly or to one or more of Company’s affiliates, including, but not limited to, other duties reasonably requested by the Company and agreed to by the Contractor, from time to time. Contractor, and/or his employed and/or contracted personnel will report directly to the Board of Directors.

2.

TERM. This engagement shall commence upon execution of this Agreement and shall continue in full force and effect through August 1, 2014, hereinafter (the “Term”). The Agreement may only be extended thereafter by mutual agreement of the parties.

3.

COMPENSATION.

3.1

CASH. As compensation for the services rendered pursuant to this Agreement, the Company shall pay the Contractor during the first year a total sum of Ninety Six Thousand and No/100 Dollars (USD $96,000.00), due and payable in equal monthly payments of Eight Thousand Dollars (USD $8,000.00) per month, to be paid on the 1st business day of each month, starting August 1, 2011. During the second year of this Agreement the Company shall pay the Contractor a total sum of One Hundred and Thirty Thousand and No/100 Dollars (USD $130,000.00), due and payable in equal monthly payments of Ten Thousand Eight Hundred and Thirty Three Dollars (USD $10,833.00) per month, to be paid on the 1st business day of each month, starting January 1, 2012. During the third year of this Agreement the Company shall pay the Contractor a total sum of One Hundred and Fifty Thousand and No/100 Dollars (USD $150,000.00), due and payable in equal monthly payments of Twelve Thousand Five Hundred and NO/100 Dollars (USD $12,500.00) per month, to be paid on the 1st business day of each month, starting January 1, 2013 until the end Term. The Company shall have the right to pay the Contractor directly from the Company or from one or more of its operating subsidiaries and/or related companies at the full discretion of the Company. In the event one or more payments to the Contractor are not made within forty (40) business days of the due date, then Contractor may elect in writing to require the Company to make such payment in the form of shares of restricted common stock of the Company at a price per share equal to the closing price of the Company’s common stock on the day before the Company’s receipt of such election.

3.2

ISSUANCE OF RESTRICTED STOCK. Upon execution of this Agreement by each of the parties hereto, Contractor shall be issued a total 250,000 restricted shares of the Company at par value and shall receive a share certificate reflecting this total number of Restricted Shares.

3.3 EXPENSES. Employment expenses of the personnel employed by the Contractor, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans and other expenses paid to advisors and independent contractors, consultants, and other agents engaged by the Contractor to provide services to the Company or any subsidiary of the Company as set forth herein shall be borne by the Contractor, not the Company, unless otherwise agreed to by the Company in writing prior to such expenses being incurred by Contractor.

4.

STOCK PURCHASE WARRANT. Upon execution of this Agreement by each of the parties hereto, Company shall grant to the Contractor a warrant to purchase a certain number of shares of common stock of the Company on the terms and condition set forth in an executed warrant agreement substantially in the form attached hereto as Exhibit A.

5.

PERMANENT EMPLOYMENT. In the event the Contractor should be offered a permanent position as an employee of the Company, the terms and conditions of said employment offer shall be defined in a separately executed Employment Agreement between the Company and the Contractor. Upon the date of execution, said Employment Agreement shall replace and supersede the terms and conditions of this Agreement, including the remaining consideration set forth in this Schedule I, on and after the date of said execution.

EXHIBIT A

See Attached.